Exhibit 99.2
Bill Floyd Remarks
BEI Associates Update
November 21, 2005
•	Good morning to everyone here in Fort Smith, and to all of you in the field who are joining us by phone.

•	I want to start out today by thanking all of you for the incredible job you’ve been doing this year. Your focus and dedication was crystal clear in our third-quarter operating and financial results.

•	Not only were they terrific on an absolute basis, but especially so when you consider that some of our competitors have had problems and have stumbled with their performance during the past couple of quarters. It makes what you’ve accomplished all the more impressive — especially when you consider the obvious distractions the sale process has created.

•	In brief, we reported increases in revenues, EBITDA and margins in every one of our principal businesses. I’m proud of our accomplishments, and I want you to be, too.
(PAUSE)
•	But reviewing our third quarter performance is not the primary purpose for this meeting today. Instead, I want to update you on the sale process. As has been the case with the updates I’ve provided to you earlier this year, I’ll have to stay on script and will be somewhat constrained in terms of what I may be able to say.

•	Nevertheless, I believe it’s important that you hear the latest developments directly from me.
(PAUSE)
•	As I’m sure most of you know, this past Friday — November 18 — was a critical date in the sale process. Under our agreement with North American Senior Care, NASC was to provide us with two key elements of its financing package by the end of that day.

•	The first was a firm letter of commitment for the equity portion of its financing in the amount of $350 million.

•	The second requirement was a letter of credit for $50 million — to bring the “good faith” deposit up to the $60 million level required by the contract.
(PAUSE)
•	A few minutes before this meeting began, we distributed a press release announcing that these key financing commitments have been met — and that the transaction is on track. However, there are some changes in the structure of the transaction that I want to share with you.

•	First, the $350 million equity commitment was provided by Fillmore Strategic Investors, an affiliate of Fillmore Capital Partners — which is a firm that specializes in investments in the lodging and healthcare sectors. We also received a letter of credit from Fillmore to bring up to a total of $60 million the good faith deposit called for in the agreement.

•	As a result, Fillmore has replaced North American Senior Care as the purchaser of our company. NASC is no longer a party to the merger agreement.

•	And, second, the purchase price has been reduced to $12.50 per share. In the course of Fillmore’s becoming our merger partner, there were additional negotiations on terms and conditions that resulted in the revised price, but also resulted in certain benefits to BEI I will describe in a moment.

•	We obviously would have preferred a higher price. But our Board of Directors believed that completing the transaction with this new group of purchasers would represent a better outcome for BEI stockholders — and, I believe, for our associates — than any of the alternatives we considered over the weekend.

•	These alternatives included terminating the agreement and attempting to pursue over the next several months other value-creating actions, such as trying to find other potential purchasers or considering other financial transactions.

•	I think it’s important to point out that our Board did insist on the inclusion of an important provision in the amended merger agreement that allows us to continue to actively solicit other potential purchasers until December 12. We can and will do that — without running the risk of terminating the agreement we now have and without having to incur a termination or so-called breakup fee. This clearly gives us the opportunity to flush out any better offers that might be out there.

•	In terms of next steps, we will continue to draft the proxy materials required to obtain stockholder approval for the transaction. We haven’t yet set a date for the stockholder meeting, but we are targeting the end of January for the meeting, and to close the transaction by the end of the first quarter of next year. I can’t give you a better timeline right now, but we’ll keep you posted.
(PAUSE)
•	So, what does all of this mean to you?

•	Well, there is a light at the end of the tunnel — and it is NOT a train coming at us. We have a firm deal with a group of investors who are interested in buying a very successful company — a company with a very capable and dedicated team of associates.

•	We are on track to close by the end of the first quarter of next year — which will end of period of uncertainty that has been frustrating for all of you. I certainly know it has been frustrating for me — for our Board and for our entire senior management team.

•	I have told you before — and I will tell you once again — that I am so proud of what you have been able to accomplish this year — despite the uncertainty and anxiety that has been a natural by-product of this sale process. This year has been a true test of just how good you all are — and you’ve exceeded even my high expectations.

•	When this transaction is complete, the one thing that I will remember the most is not the frustration of the sale process — but the way that all of you have continued to respond to those who count on you for care and compassion.
(PAUSE)

•	I’ve shared with you as much information as we have at this point. But I’m sure that one question that is topmost in all of your minds is, will the new buyers honor the commitments NASC made to keep support services in Fort Smith?

•	Although we haven’t yet specifically raised these questions with the Fillmore group, BEI will continue to operate the businesses, and the resources in Fort Smith should be as valuable to Fillmore as they were to NASC.

•	With that said, I’d like to thank each of you once more for your outstanding hard work, dedication, and performance. And I promise you that — once more information is available — we will update all of you.

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